APPLIED DIGITAL SOLUTIONS SIGNS LETTER OF INTENT TO SELL INTELLESALE.COM TO
ATEC GROUP IN STOCK TRANSACTION VALUED AT $375 MILLION, REPRESENTING $16 PER INTELLESALE.COM SHARE

     PALM BEACH, Fla.--April 12, 2000--Applied Digital Solutions,  Inc. (NASDAQ:
ADSX) announced today that it has signed a letter of intent to sell its subsidiary, IntelleSale.com, Inc., to ATEC Group, Inc. (NASDAQ: ATEC), a major system integrator and provider of a full line of information technology products and services.

     Under the terms of the agreement, the all-stock transaction - valued at approximately $375 million, representing $16 per IntelleSale share- is expected to close by the end of the second quarter of 2000. The combined company will be renamed IntelleSale.com and will be owned approximately 70% by Applied Digital Solutions and 15% by ATEC shareholders, with the remaining 15% owned by the current IntelleSale.com management. The combined company will be headed by Marc Sherman, the current Chief Executive Officer of IntelleSale.com., with the support of existing management of ATEC.

     Commenting on the proposed transaction, Richard J. Sullivan, Chairman and CEO of Applied Digital Solutions, said: "This agreement acknowledges the great value and awareness that IntelleSale has generated in the marketplace. By joining forces with ATEC Group, IntelleSale will be able to build on its already strong brand recognition. The combined company will provide consumers and institutions with more options in meeting the high demand for affordable computers and related IT business-to-business solutions."

     "We're delighted with this agreement," said Surinder Rametra, Chairman and CEO of ATEC Group. "It unites IntelleSale's established brand presence and market position in the computer equipment arena with ATEC Group's system integration and IT services capabilities. The agreement gives the combined company a truly unique combination of assets with which to offer IT solutions and fulfillment at affordable prices. The expansion of our base business strengthens IntelleSale's position in the business-to-business IT solutions industry."

About IntelleSale.com, Inc.

     A subsidiary of Applied Digital Solutions, Inc., IntelleSale.com, Inc., is the leading provider of open-box, overstock, off-lease, new and refurbished computer equipment and related products at deeply discounted prices. The company sells products online through http://www.intellesale.com and other Internet portals, such as C/Net, Amazon.com, Egghead+Onsale and Ubid. In addition, the company sells products through traditional distribution channels, including the Intellesale.com sales force and advertising via catalogs and other conventional media.

About ATEC Group, Inc.

     Based in Hauppauge, New York, ATEC Group, Inc., is a leading system integrator and provider of a full line of information technology products and services. As a one-stop company for the computer needs of businesses, government agencies and educational institutions, ATEC Group offers computer hardware and software, system integration networking, graphic arts, Internet and Intranet. The company is positioned for growth through its capabilities as a PC manufacturer of Nexar technology, in software development and e-commerce. For more information, visit the company's website at http://www.atecgroup.com .

About Applied Digital Solutions, Inc.

     Applied Digital Solutions is a leading-edge, single-source provider of e-business solutions. The company differentiates itself in the marketplace by enabling e-business through Computer Telephony Internet Integration (CTII(TM)). With five-year revenue growth (from 1994 to 1998) of 64,012%, Applied Digital Solutions was ranked as the fifth fastest-growing technology company by Deloitte & Touche in its 1999 Technology Fast 500 listing. For more information, visit the company's web site at http://www.adsx.com.


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     Statements  about  the  Company's  future  expectations,  including  future revenues and earnings, and all other statements in this press release other than historical facts are `forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. The Company intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no
obligation  to  update   forward-looking   statements  to  reflect  subsequently
occurring events or circumstances.

     CONTACT: Ovations International Inc.
              Matthew Cossolotto, 914/245-9721; matthew@ovations.com
                or
              ADS Investor Relations
              Robert Jackson, 303/707-1468; Fax: 303/703-8250
              rjackson@adsx.com